Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

FIRST QUARTER 2008 RESULTS

Scott Depot, West Virginia, April 23, 2008 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the first quarter of 2008.

•	Revenue was $250.9 million for the first quarter of 2008, up from $228.3 million during the same period a year ago.

•

Adjusted EBITDA, or net income or loss before deducting interest expense, income taxes, depreciation, depletion, amortization and minority interest, was $14.6 million for the first quarter of 2008, compared to $12.9 million for the first quarter of 2007.

•

The Company reported a net loss of $11.5 million, or $0.08 per share on a fully diluted basis, in the first quarter of 2008, compared to a net loss of $8.1 million, or $0.05 per share on a fully diluted basis, for the same period in 2007.

“We are encouraged by our first quarter 2008 results,” said Ben Hatfield, President and CEO of ICG. “Although January and February were burdened by lagging production and make-up obligations on lower-priced 2007 sales, March performance at most of our operations showed significantly improved results. Sentinel’s production improved by 31% in March versus the prior month and is on pace in April to achieve another 30% improvement. The Buckhannon complex also delivered a strong first quarter.”

Hatfield continued, “While we had many successes, the ramp-up in production at the new Beckley complex was slower than planned due to labor shortages, supplemental roof support requirements, mine plan adjustments to protect long-term main entries, and regulatory delays. On the labor front, we have implemented new programs to enhance our employee recruitment, training, and retention efforts, which appear to be yielding favorable results.”

“As our metallurgical coal production ramps up, we expect to continue to sign attractively-priced contracts with domestic and international customers,” Hatfield noted. “At both Beckley and Sentinel, we retain a substantial uncommitted sales position for 2009 and 2010 that we believe will enable ICG to capture additional market upside.”

“We expect our operating performance to continue improving as production from our new mining operations reaches planned capacity and the impact from layering in higher priced sales contracts takes effect,” Hatfield continued. “While we also expect some additional cost pressures that typically occur in a rising market, we nonetheless anticipate meaningful margin improvement during the year as a result of favorable market pricing.”

Hatfield added, “We continue to see strong international market demand for steam and metallurgical coal. Broad supply constraints in several key coal-producing countries are contributing to acute international shortages and increased desire for U.S. coal. In the U.S., we are seeing a rebalancing of utility inventories as regulatory issues, reserve depletion and chronic labor shortages constrain production growth in Appalachia. Concurrently, increased utilization for coal-powered electricity is being driven by lower nuclear output and high natural gas prices. In summary, we expect that continued strong international demand, declining Eastern U.S. production and increased electricity usage is likely to result in sustainable price strength.”

Sales, Production and Reserves

ICG sold 4.9 million tons of coal during the first quarter of 2008 compared to 5.0 million tons of coal during the first quarter of 2007. Production totaled 4.4 million tons of coal in the first quarter of 2008 versus 4.3 million tons produced in the same period in 2007.

As of March 31, 2008, ICG controlled approximately 960 million tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls 501 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geological analysis is completed.

Market Outlook and Committed Sales

Energy Information Administration 2008 year-to-date production data indicates that Eastern coal production is down 1.2% compared to the same period last year. Conversely, electricity generation is up nearly 1% year-to-date over last year. U.S. coal exports were up 30% through February 2008, while coal imports were down 9% compared to the prior year. ICG expects U.S. coal exports to increase further during the year.

The Company has strong committed sales levels for 2008, 2009 and 2010, yet retains appropriate uncommitted positions that are expected to allow the Company to benefit from further market improvement.

•

For 2008, committed and priced sales are approximately 19.5 million tons or about 95% of planned shipments. Priced volume for 2008 averages $48.50 per ton, excluding freight and handling expenses, with approximately 35% of the unpriced tonnage being metallurgical coal.

•

For 2009, committed and priced sales are approximately 15.4 million tons or about 75% of projected shipments. Priced volume for 2009 averages $52.10 per ton, excluding freight and handling expenses, with approximately 34% of the unpriced tonnage being metallurgical coal.

•

For 2010, committed and priced sales are approximately 7.4 million tons or about 35% of projected shipments. Metallurgical sales for 2010 are expected to be approximately 2.6 million tons, virtually all of which are currently unpriced.

Operational Update

•

The new Beckley complex in Raleigh County, West Virginia, encountered various short-term delays (as previously described) in the projected production ramp up during the first quarter. The mine is now expected to reach its targeted production rate of 1.4 million tons annually of high-quality, low-volatile metallurgical coal in the third quarter of 2008.

•

The Sentinel complex in Barbour County, West Virginia, has nearly achieved its projected production rate of 1.5 million tons per year. The price realization outlook for Sentinel’s product remains strong, as the Company anticipates that significant amounts of the mine’s production will be sold into the export metallurgical coal market.

•

ICG Eastern’s operation exceeded production targets for the quarter despite an unplanned 30-day dragline outage. Repairs to the dragline, which represents about 30% of the complex’s production, were completed in late February. Eastern used the opportunity to make additional repairs originally planned for this summer, thus eliminating a previously-planned outage during the third quarter of 2008.

•

ICG Illinois had an unusually difficult quarter due to a roof fall that hampered output in January and a two-day, unplanned elevator outage. The mine has since returned to normal operating mode and expects to meet its 2008 planned production.

Other Recent Developments

•

ICG Eastern was the recipient of the prestigious Kenes C. Bowling National Mine Reclamation Award presented by the Interstate Mining Compact Commission (IMCC). This national award is given annually to a coal mining operation that demonstrates outstanding excellence in reclamation. In announcing the award, the IMCC praised ICG Eastern for its innovative and successful reclamation and special materials handling that has produced excellent post-mining water quality.

•

The West Virginia Surface Mine Board, upon satisfaction of the requirements it imposed in its November 2007 order, reissued the state mining permit for the planned Tygart #1 complex in Taylor County, West Virginia. The Company is currently awaiting one additional governmental authorization, which is expected to be issued within the next three months, before commencing full-scale construction. The Company expects site construction to begin in the third quarter, with production projected to begin in late 2009. At full output, Tygart #1 is expected to produce 3.5 million tons annually of high-volatile, metallurgical or premium utility coal.

Liquidity and Debt

As of March 31, 2008, the Company had $54.2 million in cash. Total debt as of March 31, 2008 was $411.3 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes. As of March 31, 2008, the Company had $30.0 million in available borrowing capacity under its credit agreement. First quarter cash requirements included $19.2 million in semiannual interest payments on the Senior Notes and Convertible Senior Notes, and $33.9 million in capital expenditures. ICG’s capital requirements for the balance of 2008 relate largely to investment in new higher-margin operations, principally the completion of the Beckley project and the initial development phase of the Tygart #1 project.

Outlook

The Company is providing the following revised guidance:

•

For 2008, the Company expects to sell approximately 20.0 million tons of coal. The average selling price is projected to be $51.00 to $52.50 per ton, compared to the Company’s previous guidance of $47.00 to $48.00 per ton. The projected average cost per ton sold is now expected to be $42.00 to $43.50, excluding selling, general and administrative expenses. Expected coal production is approximately 19.0 million tons, of which approximately 2.0 million tons is expected to be sold as metallurgical coal.

•	For 2009, the Company expects to sell 20.0 million to 21.0 million tons of coal. The Company is revising its price outlook for 2009, anticipating that prices will average between $58.00 and $63.00 per ton, based on recent price indications and contracting activity, compared to the Company’s previous guidance of $51.00 to $53.00 per ton. Coal production is expected to total 19.0 million to 20.0 million tons, of which approximately 2.2 million tons is projected to be sold as metallurgical coal.

•	The Company’s outlook for its expected average coal pricing by region for 2008 and 2009 is as follows:

Region	2008 Forecast	2009 Forecast
CAPP	$54.00 - $55.00	$65.00 - $69.00
NAPP	$53.00 - $57.00	$58.00 - $63.00
ILB	$30.25 - $30.50	$31.50 - $32.00
Total	$51.00 - $52.50	$58.00 - $63.00

•

Coal exports in 2008 are projected to total approximately 3.0 million tons, including approximately 1.5 million tons of metallurgical coal and approximately 1.5 million tons of steam coal. The Company also expects continued opportunities for significant export market participation in 2009.

•	Capital expenditures are expected to total approximately $157 million in 2008 and $192 million in 2009.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 12 active mining complexes, of which 11 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States, as well as European export markets.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG's production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG's business; ICG's plans and objectives for future operations and expansion or consolidation; ICG's relationships with, and other conditions affecting, ICG's customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in or related to coal mining operations, including risks related to third-party suppliers, contractors and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG's coal mining and production, and those affecting ICG’s customers' coal usage; the ability to obtain and maintain all necessary governmental permits and authorizations; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG's reserves; ICG's assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG's properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of goodwill and long-lived assets; the ongoing effect of the Sago mine accident; ICG's liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls; and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2007 Annual Report on Form 10-K, which is currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED

MARCH 31, 2008 AND 2007

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
Coal sales revenues	$225,580	$212,960
Freight and handling revenues	11,283	5,030
Other revenues	14,038	10,324

Total revenues	250,901	228,314
Costs and expenses:
Cost of coal sales	208,323	194,149
Freight and handling costs	11,283	5,030
Cost of other revenues	8,392	8,188
Depreciation, depletion and amortization	21,957	21,176
Selling, general and administrative	8,526	8,628
Gain on sale of assets	(211)	(42)

Total costs and expenses	258,270	237,129

Loss from operations	(7,369)	(8,815)
Interest and other income (expense):
Interest expense, net	(11,981)	(6,331)
Other, net	—	562

Total interest and other expense, net	(11,981)	(5,769)

Loss before income taxes and minority interest	(19,350)	(14,584)
Income tax benefit	7,811	6,155
Minority interest	(7)	361

Net loss	$(11,546)	$(8,068)

Other Data:
Adjusted EBITDA (a)	$14,588	$12,923
Net income per share:
Basic and diluted	$(0.08)	$(0.05)
Weighted-average shares—basic	152,448,665	152,132,534
Weighted-average shares—diluted	152,448,665	152,132,534

(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion, amortization and minority interest. Adjusted EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA for the following purposes: our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets and a peer group. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$54,208	$107,150
Accounts receivable	104,865	83,765
Inventories, net	44,360	40,679
Deferred income taxes	12,770	5,000
Prepaid expenses and other	25,729	28,610

Total current assets	241,932	265,204
Property, plant, equipment and mine development, net	977,252	974,334
Debt issuance costs, net	12,793	13,466
Advanced royalties, net	16,321	14,661
Goodwill	30,237	30,237
Other non-current assets	6,385	5,661

Total assets	$1,284,920	$1,303,563

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$64,020	$70,042
Current portion of long-term debt and capital leases	4,285	4,234
Current portion of reclamation and mine closure costs	7,333	7,333
Current portion of employee benefits	2,925	2,925
Accrued expenses and other	66,411	62,723

Total current liabilities	144,974	147,257
Long-term debt and capital leases	406,999	408,096
Reclamation and mine closure costs	78,195	78,587
Employee benefits	57,617	55,132
Deferred income taxes	52,355	52,355
Below-market coal supply agreements	35,147	39,668
Other non-current liabilities	5,397	8,062

Total liabilities	780,684	789,157
Minority interest	42	35
Stockholders’ equity
Common stock	1,530	1,530
Additional paid-in capital	640,463	639,160
Accumulated other comprehensive income	(5,837)	(5,903)
Retained deficit	(131,962)	(120,416)

Total stockholders’ equity	504,194	514,371

Total liabilities and stockholders’ equity	$1,284,920	$1,303,563

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(in thousands)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(11,546)	$(8,068)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	21,957	21,176
Compensation expense on restricted stock and options	1,303	1,339
Minority interest	7	(361)
Amortization of deferred finance costs	706	629
Gain on sale of assets, net	(211)	(42)
Deferred income taxes	(7,811)	(6,315)
Amortization of accumulated post-retirement benefit obligation	107	71
Changes in assets and liabilities:
Accounts receivable	(21,099)	(12,184)
Inventories	(3,681)	(5,293)
Prepaid expenses and other	2,881	2,546
Other non-current assets	(2,472)	(282)
Accounts payable	(1,281)	8,937
Accrued expenses and other	3,688	2,457
Reclamation and mine closure costs	(542)	1,874
Other liabilities	(180)	2,015

Net cash from operating activities	(18,174)	8,499
Cash flows from investing activities:
Proceeds from the sale of assets	99	68
Additions to property, plant, equipment and mine development	(33,876)	(36,572)
Cash paid related to acquisitions, net	—	(5,924)
Withdrawals of restricted cash	88	344

Net cash from investing activities	(33,689)	(42,084)
Cash flows from financing activities:
Borrowings on short-term debt	—	553
Repayments on short-term debt	—	(9,516)
Borrowings on long-term debt	—	35,000
Repayments on long-term debt and capital leases	(1,046)	(514)
Debt issuance costs	(33)	(1,011)

Net cash from financing activities	(1,079)	24,512

Net change in cash and cash equivalents	(52,942)	(9,073)
Cash and cash equivalents, beginning of period	107,150	18,742

Cash and cash equivalents, end of period	$54,208	$9,669

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted EBITDA

for the Three Months Ended March 31, 2008 and 2007 (unaudited)

(in thousands)

	Three Months Ended March 31,
	2008	2007
Net loss	$(11,546)	$(8,068)
Depreciation, depletion & amortization	21,957	21,176
Interest expense, net	11,981	6,331
Income tax benefit	(7,811)	(6,155)
Minority interest	7	(361)

Adjusted EBITDA	$14,588	$12,923

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

OPERATING STATISTICS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007 (Unaudited)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended March 31, 2008:
Tons sold	2,882	976	600	392	4,850
Coal sales revenues	$145,958	$45,050	$17,890	$16,682	$225,580
Cost of coal sales	$131,561	$44,746	$15,946	$16,070	$208,323
Coal sales revenue per ton (a)	$50.64	$46.16	$29.82	$42.56	$46.51
Cost of coal sales per ton (a)	$45.65	$45.85	$26.58	$40.99	$42.95

For the three months ended March 31, 2007:
Tons sold	2,852	862	533	734	4,981
Coal sales revenues	$131,710	$30,334	$15,926	$34,990	$212,960
Cost of coal sales	$115,002	$39,841	$12,678	$26,628	$194,149
Coal sales revenue per ton (a)	$46.18	$35.19	$29.88	$47.67	$42.75
Cost of coal sales per ton (a)	$40.32	$46.22	$23.79	$36.28	$38.98

(a)	“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.